Exhibit 4.39

Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SIDE LETTER No. 3 TO THE GLOBAL AGREEMENT

This Side Letter ("**Side Letter**") is effective from 1 July 2021 ("**Effective Date**") between Amadeus IT Group, S.A., a Spanish company with principal offices at C/Salvador de Madariaga 1, 28027 Madrid, Spain, ("**Amadeus**") and **Yatra Online Limited,** an Indian company having its registered office at B2, 101, First Floor, Marathon Innova, Marathon Nextgen Complex, Opp. Peninsula Corporate Park, Off. Ganpatrao Kadam Marg, Lower Parel West, Mumbai – 400013, Maharashtra, India (**"Customer**") each a "**Party**" and collectively the "**Parties**".

WHEREAS, the Parties have executed a Global Agreement (as amended from time to time) ("Agreement") dated 1 July 2017, Side Letter to the Global Agreement dated 1 July 2017 and Side Letter No. 2 to the Global Agreement dated 1 July 2020 ("Side Letter 2").

WHEREAS, the Parties wish to amend the Agreement further as set forth in this Side Letter. The terms of the Agreement (as amended from time to time) shall continue to apply except to the extent amended by this Side Letter No. 3.

NOW THEREFORE, the Parties agree as follows:

1. **Amendments to the Agreement**

1.1 The Term of the Agreement shall be extended until **30 June 2027**.

1.2 The definition of "Year" (as set forth in Section 1.34 of the Agreement) shall be deleted and replaced with the following:

"Year" means those periods listed in Table 1.1 of Exhibit 3.

1.3 The following table replaces the Table 3.3 in Section 3.3 of the Agreement:

Year of termination	LD Targets (Eligible Bookings)	Percentage reduction of Liquidated Damages
Year 5	[redacted]	[redacted]
Year 6	[redacted]	[redacted]
Year 7 (until 31-Dec-23)	[redacted]	[redacted]
Year 7 (01-Jan-24 onwards)	[redacted]	[redacted]
Year 8	[redacted]	[redacted]
Year 9	[redacted]	[redacted]
Year 10	[redacted]	[redacted]

1.4 The following Territories and Customer Offices shall be added to Exhibit 2 of the Agreement. For the sake of clarity, Bookings made in POS Australia and New Zealand do not receive any Booking Incentives specified in Exhibit 3 and receive up to the Reduced Booking Incentives per Eligible Booking as indicated in the table under Exhibit 6 of this Agreement which shall in no event be more than the standard Booking Incentive Customer received under Exhibit 3.

Territory	Customer Office Name	Customer Office Location
Australia	TBD	TBD
New Zealand	Greenpure NZ Limited	ACMI - 290 Queen Street, Auckland Central, Auckland, 1010, NZ

1.5 Exhibit 3 of the Agreement shall be deleted in its entirety and replaced with Exhibit 3 of this Side Letter.

1.6 Row 1.2 of the table in Exhibit 4 shall be deleted and replaced with the following row:

1.2	***Central System Transactions***	[redacted] *Central System Transactions per Eligible Booking produced by all Customer Offices combined during a month free of charge.* *Central System Transactions above this threshold for the month will be subject to a charge of* [redacted] *per such excess Transaction*	

1.7 Exhibit 6 of the Agreement shall be deleted in its entirety and replaced with Exhibit 6 of this Side Letter.

2. <u>Term and Termination</u>

This Side Letter shall be effective from the Effective Date and shall continue in effect until 30 Jun 2027. This Side Letter shall automatically terminate upon the termination or expiration of the Agreement for any reason.

3. <u>Confidentiality</u>

The terms and conditions of this Side Letter constitute confidential information and will be treated by the Parties as confidential information in accordance with the terms and conditions of the Agreement.

4. <u>General</u>

4.1 All capitalized terms undefined herein shall have the meanings ascribed to them in the Agreement.

4.2 Except as expressly modified by this Side Letter, all other terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict or inconsistencies between the Agreement and this Side Letter, the provisions of this Side Letter shall prevail to the extent of such conflict or inconsistencies.

4.3 Section 3 of this Side Letter (Confidentiality) shall survive the expiration or termination of this Side Letter.

Agreed and accepted:

AMADEUS IT GROUP, S.A.

DocuSigned by:

Signature

Name: Angel Gallego

Title: EVP, Travel Distribution

Date: 15 de diciembre de 2022 | 15:35:38 CET

Yatra Online Limited

DocuSigned by:

DocuSigned by:

Signature

Name: __________

Title: __________

Date: __________

Exhibit 3
Commercials

[Omitted]

Exhibit 6

Non- Eligible Bookings and Provider Programs

[Omitted]